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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is made the 1st day of November, 2001 (the "Effective Date"), by and between Horizon Health Corporation, a Delaware corporation (the "Company"), and James W. McAtee (the "Executive").

      WHEREAS, the Executive is presently in the employ of the Company in the capacity of President and Chief Executive Officer, and the Company desires to retain the services of the Executive on a basis which will provide for a continuity of management for the Company according to the terms and conditions hereinafter set forth; and

      WHEREAS, the Executive is willing to remain in the employ of the Company in the capacity of President and Chief Executive Officer and, after his retirement from such office, to provide consulting services to the Company for such management continuity on such terms and conditions;

      NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the Company and the Executive hereby agree as follows:

      1.    Employment.

            a. Retention. In consideration of the compensation and benefits hereinafter specified, the Executive hereby agrees to continue his employment with the Company in the capacity of President and Chief Executive Officer and to discharge his duties in such capacity. The Company hereby employs the Executive in such capacity upon the terms and conditions hereinafter set forth.

            b. Exclusive Services. During the term of his employment, the Executive shall devote his full working time, ability and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation or organization, whether for compensation or otherwise, without the prior knowledge and consent of the Board of Directors (the "Board") of the Company; provided, however, that the provisions of this Agreement shall not be construed as preventing the Executive from investing in other non-competitive businesses or enterprises if such investments do not require substantial services on the part of the Executive in the affairs or operations of any such business or enterprise so as to significantly diminish the performance by the Executive of his duties, functions and responsibilities under this Agreement.

            c. Authority and Duties. During the term of his employment, the Executive shall have such authority and shall perform such duties, functions and responsibilities as are specified by the Bylaws of the Company and as are necessary or appropriate for the office of the President and Chief Executive Officer of the Company and shall serve with the necessary power and authority commensurate with such position and

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consistent with the manner with which the Executive has carried out the responsibilities of such office in the past.

      2. Employment Term. The term of the employment of the Executive as the President and Chief Executive Officer of the Company under this Agreement shall be three (3) years commencing on the Effective Date; subject, however, to earlier termination as hereinafter provided.

      3. Compensation. As compensation for his services rendered under this Agreement as the President and Chief Executive Officer of the Company, the Executive shall be entitled to receive the following:

            a.    Base Salary.

                  i. The Executive shall be paid an initial annual base salary of $364,000 per year, payable in equal monthly installments during the term of his employment, which shall be prorated for any partial employment month.

                  ii. Commencing November 1, 2002, the Executive shall be paid an annual base salary of $381,500 or such other amount, whether greater or less, as the Compensation Committee of the Board may determine in its discretion; provided, however, that such annual base salary as so determined may not be less than $364,000.

                  iii. Commencing November 1, 2003, the Executive shall be paid an annual base salary of $400,000 or such other amount, whether greater or less, as the Compensation Committee of the Board may determine in its discretion provided; however, that such annual base salary as so determined may not be less than the annual base salary of the Executive in effect immediately prior to November 1, 2003.

            b. Bonuses. For each fiscal year of the Company or portion thereof that ends at any time during the term of the employment of the Executive after September 1, 2001, the Compensation Committee shall adopt a bonus plan under which the Executive shall have the ability to earn a bonus in an amount up to one hundred percent (100%) of his then current base salary for each such respective fiscal year. The terms, conditions and performance criteria applicable to such bonuses shall be determined by the Compensation Committee of the Board. Any bonus payable with respect to any partial fiscal year of the Company that occurs during the term of the employment of the Executive shall be prorated based on the number of days of such fiscal year that occurred prior to the termination date of employment or retirement to consultant status, whichever is applicable. Each bonus payment due under this Section 3(b) shall be made to the Executive within 60 days after the end of the fiscal year with respect to which such bonus payment is due, regardless of whether or not the employment of the Executive or the term of this Agreement terminated prior to the due date of such payment.

            c. Stock Options. Simultaneously with the execution of this Agreement, the Executive shall be granted as of the Effective Date stock options to purchase

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One Hundred Fifty Thousand (150,000) shares of Common Stock of the Company at an exercise price equal to the closing price of the Common Stock on NASDAQ on October 31, 2001 and upon the following terms and conditions:

                  i. Term. The stock options shall have a term of ten (10) years.

                  ii. Vesting. The stock options shall vest fifty percent (50%) on October 31, 2003 and fifty percent (50%) on October 31, 2004, subject to the continued employment of the Executive on such respective dates.

                  iii. Acceleration of Vesting. The stock options granted to the Executive shall contain a provision that, upon termination of this Agreement for any reason (including as a result of a resignation with good reason as defined herein after the occurrence of a change of control as defined herein), except when such termination of this Agreement is by the Company with cause (as defined herein), all unvested stock options shall be accelerated and shall become immediately vested and exercisable irrespective of when such stock options otherwise would have vested.

                  iv. Termination. All stock options granted to the Executive shall not terminate upon the retirement of the Executive so long as the Executive continues as a consultant or director to the Company.

            d. Additional Compensation. The Executive shall be paid such additional compensation and bonuses, if any, as may be determined by the Compensation Committee of the Board from time to time, in its sole and absolute discretion.

      4. Benefits. During the term of this Agreement, in addition to the compensation to be paid to the Executive pursuant to Section 3 or Section 6 hereof, the Executive shall be included and entitled to participate in any hospital, surgical, and medical benefit plan, any group term life insurance policy, any disability insurance policy, any pension or profit sharing plan, or any other fringe benefits which may be extended generally to senior executive officers of the Company by the Board of Directors from time to time. The Company agrees that it shall provide such benefits to the Executive on the same basis as the Company makes such benefits available to its senior executive officers from time to time.

      5. Reimbursement of Expenses. Subject to such reasonable rules and procedures as from time to time are specified by the Company or the Board, the Company shall reimburse the Executive on a timely basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

      6. Consulting Services. As of November 1, 2004, the Executive shall retire as the President and Chief Executive Officer of the Company. At such time, the Executive shall become a consultant to the Company and provide consulting services to the Company, and the Company shall retain the Executive as an independent consultant, on the following terms and conditions, to-wit:

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            a.    Consulting Services. The Executive shall provide consulting services as an independent consultant and not as an employee with respect to such business and other matters pertaining to the Company as may be reasonably requested by the Company from time to time.

            b. Term. The term of the consulting services under this Agreement shall be for two (2) years and shall continue thereafter until terminated by the Board of Directors. After the initial two (2) year period, but not before, the Board may at any time terminate the term of the consulting services immediately upon written notice to the Executive. Notwithstanding the foregoing, in the event the Executive ceases to serve, voluntarily or involuntarily, as a director of the Company at any time during the term when consulting services are being provided, the Board of Directors may elect to terminate this Agreement, effective on not less than thirty (30) days prior written notice, even if within the initial two (2) years of the term of the consulting services.

            c. Consulting Fees. The Company shall pay to the Executive an annual consultant fee for his consulting services in an amount equal to fifty percent (50%) of the annual base salary of the Executive in effect immediately prior to the date of retirement payable in equal monthly installments.

            d. Bonuses. After the date of retirement, the Executive shall not be entitled to any bonuses under Section 3(b) of this Agreement except for any bonus earned up to the date of retirement even if payable at a later date.

            e. Stock Options. All stock options granted to the Executive under this Agreement and otherwise granted prior to the date of retirement shall not be modified, accelerated, terminated or otherwise changed in any respect solely as a result of the retirement of the Executive to consultant status and shall continue in full force and effect. All stock options granted to the Executive shall expressly provide (and shall be deemed to provide) that such stock options shall not terminate as a result of the termination of employment of the Executive as a result of his retirement and that such stock options shall continue in full force and effect after the retirement of the Executive so long as he continues to be a consultant or director to the Company.

            f. Benefits/Expenses. So long as the Executive is providing consulting services, the Executive shall continue to receive the benefits as specified under Section 4 of this Agreement and to be reimbursed expenses as specified under Section 5 of this Agreement.

            g. Secretary. The Executive shall be provided such secretarial assistance as may be reasonably necessary for the performance of his consulting services hereunder.

            h.    Other Terms. Except as expressly set forth above in this
Section 6, all of the terms and provisions of this Agreement shall continue in full force and effect

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notwithstanding the change in status of the Executive under this Agreement from that of an executive officer to that of a consultant.

      7. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. So long as this Agreement remains in effect and thereafter, the Executive covenants and agrees as follows:

            a. that he will exercise diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its patients, customers and suppliers, the identity of its officers and other key employees and their areas of expertise, its arrangements with patients, customers and suppliers, and its technical data, records, compilations of information, processes, and specifications relating to its patients, customers, suppliers, products and services;

            b. that he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment; and

            c. that he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of this Agreement for any reason whatsoever.

      The Executive shall not be required to keep confidential or restrict the use of any trade secrets or confidential and proprietary data and information of the Company (i) which he may be required to disclose at the express direction of any authorized government agency, pursuant to a subpoena or other court process, or as otherwise required by any law, rule, regulation or order of any regulatory body, (ii) which has become generally available to the public by means other than a breach of this Agreement by the Executive, or (iii) as to which disclosure or use the Board consents in writing in its sole and absolute discretion.

      8. Non-Competition. The Executive covenants and agrees that so long as this Agreement remains in effect and, in the event of termination of this Agreement for any reason whatsoever, other than a termination without cause by the Executive, after termination of this Agreement for the period that the Executive continues to receive payments under this Agreement, if at all, (1) he shall not without the prior written consent of the Board, in its sole discretion, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or through any

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kind of ownership or investment (other than ownership of securities of publicly held corporations of which the Executive owns less than five percent (5%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition with the business of the Company and (2) he shall not encourage, solicit or induce, directly or indirectly, any employee, manager, supervisor, officer or director of the Company to terminate his or her employment with the Company or any affiliate of the Company. In the event of a termination of this Agreement by the Executive without cause, the foregoing covenants and agreements shall remain in effect for twenty-four (24) months after the date of termination.

      9. Remedies for Breach of Covenants of the Executive. The covenants set forth in Sections 7 and 8 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of this Agreement. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that injunctive relief, in addition to any other remedies that may be available to the Company at law or in equity, shall be available to the Company to prevent to the breach or any threatened breach thereof.

      10. Definition of Change of Control. For purposes of this Agreement, "change of control" shall mean:

            a. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Acquiring Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a change of control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

            b. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

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            c.    Approval by the shareholders of the Company of a complete
liquidation or dissolution of the Company.

      11. Resignation for Good Reason. For the purposes of this Agreement, the Executive shall be deemed to have resigned for good reason if the Company assigns to the Executive any duties inconsistent in any material respect with the Executive's position (including status, office, title, and reporting requirements), authority, duties or responsibilities or takes any other action by the Company which results in material diminution in such position, authority, duties or responsibilities of the Executive; provided, that the Executive has given the Company thirty (30) days within which to cure any such "good reason."

      12.   Termination.

            a. Termination by the Executive Without Cause. The Executive may terminate this Agreement "without cause" at any time upon not less than one hundred twenty (120) days prior written notice of termination.

            b. Termination by the Executive with Cause. The Executive may, upon written notice effective immediately, terminate this Agreement "with cause" if any one of the following conditions exist:

                  i. If the Company breaches any material provision of this Agreement or fails to perform any of its obligations hereunder, and such breach or failure continues for at least thirty (30) days after the Executive provides written notice to the Company specifying in reasonable detail the nature of such breach or failure. It is expressly understood that the failure to timely pay any amounts due hereunder each shall constitute a material breach of this Agreement by the Company.

                  ii.   If the Executive resigns for good reason as defined in
Section 11 of this Agreement.

            c. Termination by Company with Cause. The Board may terminate this Agreement with cause if any one of the following conditions exist:

                  i. the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates, after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive's duties;

                  ii. the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company by written notice effective immediately; or

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                  iii.  If the Executive should die (effective on the date of death) or if the Executive is physically or mentally incapacitated for a period of at least sixty (60) consecutive days or ninety (90) days in the aggregate to the extent that he is unable to perform the usual duties and responsibilities expected of his position.

      Any termination with cause under subsections (i), (ii) and (iii) above shall be made in good faith at the sole discretion of the Board of Directors of the Company.

      The termination of the Executive by the Company when none of the foregoing conditions exist shall be deemed to be a termination without cause.

      13.   Post-Termination Matters

            a. Salary and Employee Benefits. In the event of the termination of this Agreement by either party for any reason whatsoever, the Executive shall be entitled to his salary pursuant to Section 3(a) or his consulting fees pursuant to Section 6(c), as applicable, computed on a pro rata basis to and including such date of termination.

            b. Bonus. During the term of his employment, in the event that this Agreement is terminated by the Company (other than with cause as described in Section 12(c) of this Agreement) or by the Executive whether with or without cause as described in Sections 12(a) and 12(b) of this Agreement, the Executive shall be entitled to receive any bonus specified in Section 3(b) hereof calculated on a pro rata basis to the date of termination and payable at the same time when such bonus would have otherwise been payable.

            c. Severance Payment. In the event that this Agreement is terminated by the Company while the Executive is an employee of the Company (other than with cause as described in Section 12(c) of this Agreement) or by the Executive with cause as described in Section 12(b) of this Agreement, but not in the event this Agreement is terminated by the Executive without cause, the Executive shall be entitled to receive as severance an amount equal to the sum of the full amount of the annual base salary of the Executive that would been payable over the then remaining unexpired term of employment and the full amount of the consulting fees that would have been payable over the two (2) year term of the consulting services. Such severance payment shall be payable in equal consecutive monthly installments over the period commencing on the first day of the month after the date of termination and continuing on the same day of each month thereafter until twelve months after the last month of the unexpired term of employment.

            d. Vesting of Benefits. In the event that this Agreement is terminated by the Company (other than with cause as described in Section 12(c) of this Agreement) or by the Executive with cause as described in Section 12(b) of this Agreement (but only after a change of control has occurred in the event of a resignation for good reason), all stock options granted by the Company to the Executive (whether prior to or after the Effective Date), all contributions made by the Company for the account of the Executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain

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vesting or exercisability provisions conditioned upon or subject to the continued employment of the Executive, shall become fully vested and exercisable; provided, however, that if any such amount, benefit, or payment cannot become fully vested pursuant to such plan or arrangement on account of limitations imposed by law, the Executive shall be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment.

            e. Continuation of Benefits. In the event that this Agreement is terminated by the Company (other than with cause as described in Section 12(c) of this Agreement) or by the Executive with cause as described in Section 12(b) of this Agreement, the Company shall continue the participation of the Executive on the same basis as extended to senior executive officers of the Company from time to time in all life, accident, disability, medical, dental and all other health plans maintained by the Company for its senior executives for so long as the Executive continues to receive payments under this Agreement.

      14.   Tax Matters.

            a. Limitation on Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a disqualified individual (as the term "disqualified individual" is defined in Section 280G of the Internal Revenue Code) and if any portion of the severance benefits under this Agreement would be an excess parachute payment (as the term "excess parachute payment" is defined in Section 280G of the Code) but for the application of this sentence, then the amount of the severance benefits otherwise payable to the Executive pursuant to this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the severance benefits, as so reduced, constitutes an excess parachute payment. The determination of whether any reduction in the amount of the severance benefits is required pursuant to this Section 16(a) will be made by the Company's independent accountants. The fact that the Executive has his severance benefits reduced as a result of the limitations set forth in this
Section 16(a) will not of itself limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement.

            b. Excise Tax Payments. The Company has determined that the amounts payable under this Agreement constitute reasonable compensation for services rendered. Accordingly, notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any amount is paid pursuant to this Agreement (after the application of subsection
(a) above) is determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay to the Executive an additional amount in cash equal to the amount necessary to cause the aggregate amount payable under this Agreement, including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code), to be equal to the aggregate amount payable under this Agreement, excluding such additional payment (net of all federal, state

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and local income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

      15.   General Provisions.

            a. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery or by fax in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Personal delivery to the Board shall be to any member of the Board of Directors other than the Executive. Mailed notices shall be addressed as follows:

                  i.       If to the Company:

                           Horizon Health Corporation
                           1500 Waters Ridge Drive
                           Lewisville, Texas 75057-6011
                           Attn: Board of Directors

                           with a copy to

                           Strasburger & Price, L.L.P.
                           901 Main Street
                           Suite 4300
                           Dallas, Texas 75202
                           Attn:  David K. Meyercord

                  ii.      If to the Executive:

                           James W. McAtee
                           5415 Lobello Drive
                           Dallas, Texas 75229

Either party may change its address for notice by giving notice in accordance with the terms of this Section 15(a) of this Agreement.

            b. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

            c. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to

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such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

            d. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

            e. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. All of the provisions of this Agreement shall be fully applicable to any successor to the Company resulting from a change of control. The Company agrees that in the event of a tender or exchange offer, merger, consolidation or liquidation or any such similar event involving the Company, its securities or assets, it shall reveal the existence of this Agreement to the acquiring person or entity. The Company further agrees that if such action is not inconsistent with the best interests of the Company, it shall condition approval of any transactions proposed by the acquiror upon obtaining the consent, in writing, of the potential successor to the Company to be bound by this Agreement. In the event the Executive dies prior to the termination of this Agreement, any compensation or other payment due and owing to the Executive on or before the date of the Executive's death shall be paid to his estate, executors, administrators, heirs or legal representatives. Since the duties and services of the Executive hereunder are special, personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

            f. Remedies. If the Executive shall file any judicial action for enforcement of this Agreement and successfully recover compensation or damages, the Executive shall be entitled to recover from the Company an additional amount equal to interest at ten percent (10%) per annum on the amount recovered from the date such amount was due and payable together with all expenses and reasonable attorneys' fees incurred in obtaining legal advice and counseling respecting his rights under this Agreement and in prosecuting and disposing of such action. The provisions of this Section shall be cumulative and without prejudice to any other right or remedy to which the Executive may be entitled either at law, in equity or under this Agreement and shall not constitute the exclusive remedy of the Executive for breach of this Agreement.

            g. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provisions by either party or of the breach of any other term or provision of this Agreement.

            h. Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph or provision of this Agreement.

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            i.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the day and year first written above.

                                  COMPANY:

                                  HORIZON HEALTH CORPORATION

                                  By: /s/ JAMES KEN NEWMAN
                                     -------------------------------------------
                                  Its:  Chairman of the Board
                                      ------------------------------------------


                                  EXECUTIVE:

                                   /s/ JAMES W. MCATEE
                                  ----------------------------------------------
                                  JAMES W. MCATEE


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